NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844

                             ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 1996

                             ----------------------


To the Stockholders of
NSC Corporation:

The Annual Meeting of Stockholders of NSC Corporation (the "Company") will be held at the Company's Headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 on Thursday, May 16, 1996 at 11:00 a.m., local time for the purpose of (i) electing seven directors to serve for the ensuing year, and (ii) transacting such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 30, 1996 will be entitled to vote at the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company's principal office.

By Order of the Board of Directors


J. Drennan Lowell
Vice President, Chief Financial Officer,
Treasurer and Secretary

Methuen Massachusetts
April 16, 1996


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                                TABLE OF CONTENTS



VOTING                                                                     1

ELECTION OF DIRECTORS                                                      2
     Information Concerning the Nominees                                   2
     Committees of the Board of Directors and Meetings Held                4
     Directors' Fees                                                       4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                            5
     Security Ownership of the Company                                     5
     Security Ownership of OHM                                             7
     Security Ownership of WMX                                             8

EXECUTIVE COMPENSATION                                                     9
     Summary of Cash and Certain Other Compensation                        9
     Stock Options                                                         9
     Compensation Committee Interlocks and Insider Participation          10
     Board Compensation Committee Report                                  10
     Performance Graph                                                    11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            12
     Revolving Credit Agreement                                           12
     Other                                                                12

INDEPENDENT AUDITORS                                                      13

STOCKHOLDER PROPOSALS                                                     13

OTHER MATTERS                                                             13

                                 NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844
                             ----------------------

             PROXY STATEMENT FOR 1996 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 1996
                             ----------------------



NSC Corporation (the "Company") is mailing this Proxy Statement to the stockholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors. These proxies will be used at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 16, 1996 at the Company's headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 and at any adjournment thereof (the "Annual Meeting").

If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted for the election as directors of the seven nominees named below and in the discretion of the proxies with respect to any other matter that may come before the meeting. Any proxy may be revoked by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person or by telephone or telegraph. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 16, 1996.


                                     VOTING

The Board of Directors has fixed the close of business on March 30, 1996 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 9,971,175 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), all of one class and all of which are entitled to be voted at the Annual Meeting. On the Record Date, each of OHM Corporation ("OHM") and Rust International Inc. ("Rust"), an affiliate of WMX Technologies, Inc. ("WMX"), was the owner of record of 4,010,000, or approximately 40%, of the issued and outstanding shares of Common Stock. See "Election of Directors." Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and By-Laws, properly executed proxies either marked "abstain" or held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

                              ELECTION OF DIRECTORS


Information Concerning the Nominees

Seven directors will be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The Company's management intends that the shares represented by the enclosed proxy will be voted, unless the stockholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the seven nominees below.

On May 4, 1993 the Company purchased substantially all the assets of the asbestos-abatement division (the "Division") of The Brand Companies, Inc. ("Brand") pursuant to a Purchase Agreement, dated as of December 23, 1992 as amended, by and among the Company, NSC Industrial Services Corp., OHM, Brand and WMX (the "Purchase Agreement"). The Purchase Agreement provides that for so long as OHM and Rust each own 20% or more of the outstanding Common Stock of the Company, each of OHM and Rust will have the right to nominate certain members of the Board of Directors of the Company and contains other agreements concerning the makeup of the membership of the Board of Directors. Each of OHM and Rust has informed the Company that they intend to vote all the shares of Common Stock owned by them (collectively, approximately 80% of the outstanding Common Stock) in favor of the election of the nominees named below.

The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a director. However, if such an event should occur, the Company's management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company's current Board of Directors.

All of the nominees for director named below are currently serving as directors of the Company for terms expiring at the Annual Meeting. Mr. Victor J. Barnhart took his position as a Director effective February 20, 1996, Mr. Robert J. Blackwell took his position as a director effective November 9, 1995 and Mr. John J. Ray III took his position effective March 11, 1996. Mr. Randall M. Walters resigned effective August 10, 1995, Mr. Frank A. McBride resigned effective November 9, 1995, Mr. Rodney C. Gilbert resigned effective February 20, 1996 and Mr. Harold W. Ingalls resigned effective March 11, 1996.


                                                 Positions and Other
                                           Relationships with the Company
Name                 Age                       and Business Experience
- - ----                 ---                   -------------------------------

Eugene L. Barnett     66
     Director. Mr. Barnett is retired and was a Vice President of Pittway Corp., a diversified conglomerate, from 1976 to 1992. He was formerly Chairman and Chief Executive Officer of Brand from 1976 through February 1991. Mr. Barnett is a director of Aptar Group, Inc. and Pittway Corp.

Victor J. Barnhart    53
     Director. Mr. Barnhart has been the President of Integrated Environmental Services - WMX Technologies, since December 1995 and President of Rust Industrial Services Inc., a subsidiary of Rust and Vice President of Rust, since May 1993. Prior to that time, he was the President of Brand from November 1990 and Chief Executive Officer from March 1991 to May 1993. Mr. Barnhart is a Director of OHM Corporation.

Robert J. Blackwell   39
     Director. Mr. Blackwell has been Senior Vice President - Sales and Marketing of OHM Remediation Services Corporation since August 1993. Prior to joining the Company, Mr. Blackwell served as Vice President - Sales and Marketing for EBASCO since August 1986.

Frank J. Fradella     40
     President, Chief Executive Officer and Director. Mr. Fradella has been President and Chief Executive Officer of the Company since November 1994 and served as Senior Vice President since May 1994 and Vice President, Western Region, since February 1993. Prior to joining the Company, Mr. Fradella served as Vice President for Kaselaan & D'Angelo Associates, Inc. from February 1991 to January 1993.

Herbert A. Getz       40
     Director. Mr. Getz has been Senior Vice President and General Counsel of WMX since May 1995 and Vice President and General Counsel of WMX since August 1992 and Secretary of WMX since January 1988. Mr. Getz also served as the Vice President, General Counsel and Secretary of Wheelabrator Technologies Inc. from November 1990 to May 1993. In addition, Mr. Getz had been the Vice President and Secretary of Rust from December 1992 until May 1994.

William M. R. Mapel   64
     Director. Mr. Mapel is a private investor and was formerly a Senior Vice President of Citibank, N.A. from 1969 to 1988, where he was employed for more than 30 years. Mr. Mapel is a director of Mercantile & General Reinsurance Company of America; Mercantile & General Life Reassurance Company of America; Brundage, Story & Rose Investment Trust; Carolina Freight Corporation; Churchill Capital Partners; Galey & Lord and USLIFE Income Fund, Inc..

John J. Ray III       37
     Director. Mr. Ray has been Vice President, General Counsel and Secretary of OHM Corporation since November 1995, Vice President and Group General Counsel of Waste Management Inc. ("WMI"), a subsidiary of WMX, since September 1991 and Senior Counsel of WMI since May 1990.

Committees of the Board of Directors and Meetings Held


During 1995, the Board of Directors of the Company held a total of eight meetings.

Messrs. Blackwell and Barnhart are currently members of the Executive Committee, the function of which is to exercise, when the full Board is not in session, and except as otherwise may be provided by law, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee did not meet during 1995.

Messrs. Mapel (Chairman) and Barnett are members of the Stock Option Committee, the primary function of which is to administer the Company's 1990 Stock Option Plan and approve awards of stock options made thereunder. The Stock Option Committee met one time during 1995.

Messrs. Getz (Chairman), Mapel and Ray are members of the Compensation Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee met two times during 1995.

The Company has a standing Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Messrs. Barnett (Chairman), Barnhart and Ray serve as members of the Audit Committee. The Audit Committee met three times during 1995.

No director attended less than 75% of Board and applicable committee meetings.

The Company has no standing nominating committee or committee performing similar functions.

Directors' Fees

Directors of the Company who are not employees of the Company, OHM or WMX or their affiliates receive $20,000 per annum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


Security Ownership of the Company

The Company's Common Stock is the Company's only outstanding class of voting securities. The following table sets forth certain information as of March 15, 1996, except as otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock (i) by holders of 5% or greater, (ii) each director of the Company, (iii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iv) by all directors and executive officers of the Company as a group.

                                    Amount and
 Name of                            Nature of
 Beneficial                         Beneficial       Percentage
 Owner (1)                          Ownership(2)      of Class
- - -----------                         ------------     -----------

OHM Corporation                      4,010,000         40.22%
16406 U.S. Route 224 East
Findlay, Ohio 45840

Rust International Inc.              4,010,000         40.22%
100 Corporate Parkway
Birmingham, Alabama 35242

Eugene L. Barnett (3)                   10,000           *

Victor J. Barnhart                           0           -

Robert J. Blackwell                          0           -

Herbert A. Getz                            500           *

William M. R. Mapel (3)                 11,000           *

John J. Ray III                              0           -

Frank J. Fradella                            0           -

J. Drennan Lowell                            0           -

Darryl G. Schimeck (4)                       0           -

Efstathios A. Kouninis                       0           -

All directors and executive
officers as a group (10 persons) (3)    21,500           *



- - ----------------
* Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned by him.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase up to 10,000 shares of Common Stock by each of Messrs. Barnett and Mapel, granted pursuant to the Company's 1990 Stock Option Plan.

(4) Under the securities law of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1995. All of these filing requirements were satisfied, except that Mr. Schimeck failed to file on a timely basis his initial statement of beneficial ownership, which reported no transactions. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

Security Ownership of OHM

The following table sets forth certain information as of March 15, 1996, except as otherwise noted, with respect to the beneficial ownership of OHM common stock by (i) each director of the Company, (ii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                    Amount and
  Name of                            Nature of
  Beneficial                         Beneficial       Percentage
  Owner (1)                         Ownership(2)       of Class
  ----------                        ------------      ----------

Eugene L. Barnett                            0            -

Victor R. Barnhart                           0            -

Robert J. Blackwell (3)                 39,112            *

Herbert A. Getz (4)                     15,000            *

William M. R. Mapel                          0            -

John J. Ray III                              0            -

Frank J. Fradella                            0            -

J. Drennan Lowell                            0            -

Darryl G. Schimeck                           0            -

Efstathios A. Kouninis                       0            -

All directors and executive
officers as a group (10 persons) (5)    54,112            *



- - --------------------
*    Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned by him.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 35,400 shares.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 15,000 shares.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 50,400 shares.

Security Ownership of WMX

     The following table sets forth certain information as of March 15, 1996, except as otherwise noted, with respect to the beneficial ownership of WMX common stock by (i) each director of the Company, (ii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                     Amount and
Name of                               Nature of
Beneficial                           Beneficial      Percentage
Owner(1)                            Ownership(2)      of Class
- - ----------                          ------------     ----------

Eugene L. Barnett                            0            -

Victor R. Barnhart (3)                  32,553            *

Robert J. Blackwell                          0            -

Herbert A. Getz (4)                    137,710            *

William M. R. Mapel                          0            -

John J. Ray III (5)                     24,052            *

Frank J. Fradella                            0            -

J. Drennan Lowell (6)                      207            *

Darryl G. Schimeck                           0            -

Efstathios A. Kouninis                       0            -

All directors and executive
officers as a group (10 persons) (7)   194,522            *



- - -------------------
*    Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned by him.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 31, 1960 shares and includes 593 shares held jointly by Mr. Barnhart and his spouse.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 92,218 shares, but does not include 240 shares held by Mr. Getz's wife as to which he disclaims beneficial ownership. Includes 42,777 shares held jointly with his wife, 2,316 shares held under the WMX Profit Sharing and Savings Plan and 159 shares held on behalf of one of his children.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 24,052 shares.

(6)  207 shares held under the WMX Profit Sharing and Savings Plan.

(7) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 148,230 shares.

                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 1995, 1994, and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company, including the Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE



                                    Annual Compensation
    Name and                        -------------------           All Other
Principal Position         Year   Salary ($) Bonus ($) (1)   Compensation (S)(2)
- - ------------------         ----   ---------- -------------   -------------------

Frank J. Fradella          1995      200,013       101,316          89,373
 President and             1994      166,522        90,750          86,341
 Chief Executive Officer   1993       88,278        22,613               -

J. Drennan Lowell          1995      149,288        60,000               -
 Vice President, Chief     1994      126,354        55,375               -
 Financial Officer,
 Treasurer and Secretary

Darryl G. Schimeck         1995      124,432        49,773          44,451
 Vice President-Sales
 and Marketing


- - ----------------
(1) Fifty percent of the 1995 bonus amounts listed for Messrs. Fradella, Lowell and Schimeck were earned but not received in 1995. Such amounts will be paid in 1996, contingent upon such executive continuing in the employ of the Company.

(2) "All Other Compensation" includes the following: (i) in 1995, $58,800 tax gross-up associated with the relocation expenses reimbursed to Mr. Fradella in 1994, (ii) $25,000 forgiveness of one third of a $75,000 interest free loan and $5,573 one year imputed interest on the outstanding loan to Mr. Fradella, (iii) relocation bonus of $20,000 and reimbursed relocation expenses of $66,341 for Mr. Fradella in 1994, and (iv) $44,451 relocation expenses for Mr. Schimeck in 1995.

Stock Options

None of the executive officers listed in the Summary Compensation Table received grants of stock options during 1995.

Compensation Committee Interlocks and Insider Participation

Messrs. Getz and Mapel were members of the Compensation Committee of the Board of Directors during 1995. Mr. Samuel H. Iapalucci, who resigned from the Board effective January 12, 1995, Mr. Harold W. Ingalls, who resigned from the Board effective March 11, 1996, Mr. Frank A. McBride, who resigned from the Board effective November 9, 1995, and Mr. Randall M. Walters, who resigned from the Board effective August 10, 1995, were members of the Compensation Committee during a portion of 1995. Mr. Walters was Vice President and Secretary of the Company from July 1988 until May 1993.

Board Compensation Committee Report *

The primary function of the Compensation Committee is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee is currently composed of three directors, Messrs. Getz, Mapel and Ray who are not executive officers of the Company, although Mr. Getz is executive officer of WMX which currently, through ownership of Rust, is the owner of approximately 40% of the issued and outstanding Common Stock. Set forth below is a report of Messrs. Getz, Mapel and Ray in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1995 as they affected the executive officers who, for 1995, were the Company's most highly paid executive officers.

Compensation Policies Towards Executive Officers. The majority of the compensation received by the executive officers of the Company, as reflected in the compensation table, consisted of a base salary, and an incentive payment for 1995 as determined under the 1994 Management Incentive Compensation Plan (the "Incentive Plan").

The base salaries of the executive officers generally were set at levels recommended by the President and Chief Executive Officer of the Company and approved by the Compensation Committee. One executive officer was given a raise in 1995 based on the Compensation Committee's subjective view of his performance and the length of time that had elapsed since his last raise. Each of the executive officers had the opportunity to earn incentive payments under the Incentive Plan based on the achievement of certain performance goals determined by the Compensation Committee in conjunction with the Company's annual business plan. The amount of incentive payment is targeted at a percentage of such executive's base salary and can be increased or decreased depending on whether the operating cash flow and operating income of the Company meet, exceed or fall below the targeted operating cash flow and operating income set by the Compensation Committee.

Mr. Fradella's 1995 Compensation. Upon Mr. Fradella's appointment in November 1994 as President and Chief Executive Officer, his base salary was set at $200,000 with the intention that future increases would be tied to both the future performance of the Company and to Mr. Fradella's personal performance as assessed by the Compensation Committee. No change was made to Mr. Fradella's base salary in 1995, in view of the fact that his base pay was recently set in November 1994. Mr. Fradella will also have the opportunity to receive incentive payments under the Incentive Plan as previously described.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given fiscal year to certain executives. The Compensation Committee does not believe it is likely that the deductibility of compensation paid by the company will be limited by the operation of Section 162(m).

                                                                HERBERT A. GETZ
                                                                WILLIAM R. MAPEL
                                                                JOHN J. RAY


- - ----------------
* Note: This report is not incorporated by reference in any prior or future Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this report.

Performance Graph *

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return for S&P Composite-500 Stock Index and a peer group of companies selected by the Company consisting of companies in which significant amounts of revenues are derived from the asbestos-abatement business (the "Peer Group") for the period of five years commencing December 31, 1990 and ending December 31, 1995. The Peer Group includes American ECO Group, Inc., Chempower, Inc., LVI Group, Inc. (name changed to Lehigh Group since 01/30/95) and PDG Environmental Inc. Certain companies (Advatex Associates, Inc., not traded since 7/14/92; Eastern Environmental Services; ECI Environmental Inc., not traded since 5/27/95; Environmental Control Groups Inc., not traded since 1/30/92; and Wellstead, Inc., not traded since 5/14/93) included in the Peer Group for the Performance Graph contained in the Proxy Statement for the Company's 1995 Annual Meeting have been excluded from the following Performance Graph because such companies have, to the knowledge of the Company, ceased public trading.

               COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN ON
                      COMMON STOCK, S&P 500 AND PEER GROUP

              (Market Value of $100 Invested on December 31, 1990)

                12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
                --------   --------   --------   --------   --------   --------
Peer Group       100.00     124.64     129.69     129.98     100.95      81.30
NSC Corporation  100.00      76.92     109.69      70.09      62.31      53.85
S&P 500          100.00     126.31     131.95     141.25     139.08     186.52


*WARNING* The above numeric data table is depicted in a graph format in the original printed copy.

- - ----------------
*Note: This information is not incorporated by reference in any prior or future Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Revolving Credit Agreement

Rust provides a $25 million revolving credit facility to the Company pursuant to a revolving credit agreement (the "Rust Credit Agreement"). Under the Rust Credit Agreement, Rust will make revolving loans to the Company until May 3, 1996, in amounts not to exceed $25 million. Such loans will (i) be subordinate to the Company's senior bank financing, (ii) be unsecured, (iii) bear interest on the outstanding principal amount thereof at a rate per annum equal to the prime rate announced from time to time by certain bank plus 1%, and (iv) be utilized for working capital purposes. Interest on such loans will be payable on a quarterly basis, and the aggregate principal amount of such loans will mature on June 6, 1996. No amounts were outstanding under the Rust Credit Agreement for the years ended December 31, 1995, 1994 and 1993. This revolving credit agreement terminates June 6, 1996.

Other

In connection with his election as President and Chief Executive Officer, Mr. Fradella received a $75,000 interest free loan to be forgiven in equal installments over three consecutive years. The balance of the loan becomes due and payable in the event Mr. Fradella voluntarily leaves the employ of the Company or is terminated for cause prior to September 7, 1997.

The Company has, from time to time, provided asbestos-abatement and related services to an affiliate of OHM on a subcontract basis. Revenues earned from this affiliate for such services were $212,000 for the year ended December 31, 1995. In addition, the Company has, from time to time, provided asbestos-abatement and related services to Rust and certain of its affiliates on a subcontract basis. Revenues earned from Rust and its affiliates for such services were $302,000 for the year ended December 31, 1995. Rust and certain of its affiliates also provided scaffolding, disposal, demolition, and other related services to the Company on a subcontract basis. The costs for such services were $1,719,000 for the year ended December 31, 1995. During 1995, Rust rented demolishing equipment to the Company for which it was charged $209,000 for the year ended December 31, 1995.

                              INDEPENDENT AUDITORS

Ernst & Young LLP, has been selected as the Company's independent auditors for the fiscal year ending December 31, 1996. Ernst & Young LLP, has served as the Company's independent auditors since May 1990. A representative of Ernst & Young LLP, is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

Proposals for the 1997 Annual Meeting of Stockholders must be received by December 19, 1996 to be included in the Company's proxy statement and proxy.


                                  OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1995 including financial statements and schedules thereto, but excluding other exhibits, without charge, to any person upon written request addressed to J. Drennan Lowell, Vice President, Chief Financial Officer, Treasurer and Secretary, NSC Corporation, 49 Danton Drive, Methuen Massachusetts 01844.





                                        J. Drennan Lowell
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Secretary



April 16, 1996
Methuen, Massachusetts
                                       13